Exhibit 99.2

StreetEvents Transcript
F I N A L    V E R S I O N

TWTR — Tweeter Home Entertainment Group
Q2 2003 Tweeter Home Entertainment Group Earnings Conference Call
Apr. 24. 2003 / 10:30AM ET

Corporate Participants

*	Joseph McGuire Tweeter Home Entertainment Group, Inc. — SVP & CFO

*	Jeffrey Stone Tweeter Home Entertainment Group, Inc. — President & CEO

*	Samuel Bloomberg Tweeter Home Entertainment Group, Inc. — Founder & Chairman

Conference Call Participants

*	Kelly Chase Thomas Weisel Partners — Analyst

*	Todd Brooks Ken Tuck Capital — Analyst

*	Bob Fech Lord Abbott — Analyst

*	William Armstrong C.L. King & Associates — Analyst

*	Jeffrey Sonnek US Bancorp Piper Jaffray — Analyst

*	Stacie Woodlets SG Cowan — Analyst

*	Matthew Fasler Goldman Sachs — Analyst

*	Justin Moore Lord Abbott — Analyst

*	Michael Correlli Michael Bogle & Associates — Analyst

Presentation

Operator [1]

Good morning and welcome to Tweeter’s second quarter earnings conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session and instructions will follow at that time. As a reminder, this conference call is being recorded. I would now like to introduce your host for today’s conference, Mr. Joseph McGuire, Senior Vice President and Chief Financial Officer. Mr. McGuire, you may begin.

Joseph McGuire, Tweeter Home Entertainment Group, Inc. — SVP & CFO [2]

Thank you. Good morning everyone, and thank you for participating in Tweeter Home Entertainment Group’s fiscal 2003 second quarter earnings conference call. My name is Joseph McGuire and I’m the Company’s Chief Financial Officer. Also with us today is Jeff Stone, President and CEO, and Samuel Bloomberg, Founder and Chairman.

I’ll start with a brief statement about forward-looking statements, after which we’ll discuss the general business for the quarter and review some numbers. After these brief presentations, we’ll open it up to questions. Certain statements contained in today’s’ press release and statements that may be made during this conference call, including words such as expects, believe, plans, anticipates and similar language, constitute forward-looking statements. These forward-looking statements are subject to risk and uncertainties that could cause actual results to differ materially from those discussed or anticipated.

Participants are cautioned not to place undue reliance on these forward-looking statements and to refer to recent company filings on Form 10K filed with the SEC for a more thorough discussion of risk factors associated with the company. Copies of today’s press release and all other releases and SEC filings are available on our investor relations website, www.twtr.com. And now here’s Jeff to give you a business summary.

Jeffrey Stone, Tweeter Home Entertainment Group, Inc. — President & CEO [3]

Good morning folks. As previously announced for our second fiscal quarter, ended March 31st, comparable retail store business was down 12%, excluding January and February sales for the Hillcrest chain, which we acquired in March of 2002.

Total revenue decreased 2% to $182m, from $186m in the same period last year. Net income for the quarter decreased to negative $2.5m, from a profit of $2.6m for the same period last year. And earnings per share were a negative 10 cents, compared to a positive 11 cents on a diluted basis for the same period [last year]. Joe will go into more details on some numbers in a few minutes, but I’d like to discuss some of the trends that we are seeing.

There continues to be some interesting trends in the world of television. We experienced 166% growth in unit sales of plasma TVs, while the ASP dropped approximately 12% to $6,200. This is down from the $6,300 ASP in the December quarter. The ASP for the December quarter dropped 27%, so there’s been some stabilization in price points in plasma.

That being said, we will introduce our own version of a $3,000 plasma to gain some market share at that price point. So, we expect to see the overall ASP for the category to drop some this forward quarter. But, we’ll see overall penetration of flat panel into our mix increase as a percentage of sales. We experienced 132% growth in LCD panels, with the ASP dropping 22% over the same period last year to $1,300. ASPs in the December quarter were $1,363.

Overall, our flat panel business continued its strong growth as the category increased 146% in units, 120% in dollars, with a combined ASP of $3,470. For the quarter, this business was responsible for approximately 12% of our revenue. All of this business was not incremental, however. Tube television sales continued to slide. After dropping 23% in the holiday quarter, tube set sales were down 23% in units, as the ASP dropped 13%, while sales dropped by $7.6m, or 33% from the prior year. Obviously, this negates 66% of the $11.5m gain we experienced in the growth of the flat panel category. In projection TV, we experienced a slight unit and dollar growth of the category, with ASPs relatively stable at almost $2,900.

We continue to maintain a strong focus on our Home Installation business as Home Installation labor grew to 2.8% of sales, from 2.1% of retail sales for the same period last year, as overall labor dollars increased 28%. In the face of a sluggish economy, the customers who are shopping realize the significance that a service like this provides. We believe that this will be a growth engine once we return to a normalized economy.

During the quarter we opened three new stores, bringing the new store total to 12 for the six months ended March 31st. This brings our total store count to 177. We plan on relocating one store in the fourth quarter. No other new stores are currently on the drawing board for the balance of this fiscal year or for fiscal ‘04.

On a staffing note, last week we announced the addition of Philo Pappas, as Senior Vice President of Purchasing and Chief Merchandising Officer. Philo was with Staples for the last 10 years as Senior Vice President, Purchasing. We feel that the experience that Philo brings with him, from working in a much larger organization, will be invaluable to Tweeter, as we tackle the challenges of the future.

As we mentioned in the press release, we’ve been testing a change in advertising strategy, from radio to print. We feel good about the consumer response and are hopeful that this change will put more footprints into our stores. Once we solve the traffic issues, we know that our experienced sales staff can turn the traffic into profitable retail dollars. The new campaign kicks off later this quarter, and we will comment more fully at the June earnings release conference call. Now, I’m going to give it back to Joe to review some of the other numbers.

Joseph McGuire, Tweeter Home Entertainment Group, Inc. — SVP & CFO [4]

Thanks, Jeff. I’ll begin by discussing some key income statement items followed by a little bit of the balance sheet. I’ll talk a little bit about our new line of credit and the adoption of the recent EITF on vendor allowances.

Loss from operations was $3.3m, compared to income from operations of $4.9m for the March quarter last year. As a percentage of revenue, operating income decreased to a negative 1.8%, from a positive 2.6% in the same period last year. This was due to a 400 basis-point increase in selling expenses, as well as a 20 basis-point decline in gross margin. Overall, gross margin decreased to 35.5% from 35.7% for the same quarter last year.

Pure product margins were up slightly during the quarter. However, we received less in vendor rebates in allowances than compared to the prior year. The large increase in selling expenses as a percent of revenue is primarily due to cooperative advertising decreasing by 1.3% in dollars. In addition to lower revenue contributed to an increase of 2.3% in occupancy costs, depreciation and insurance. Corporate, general and administrative expenses, as a percent of revenue, increased to 5.8% from 5.3% last year. This is also attributable to missing the sales plan.

We expect our inventory level at the end of June to be at about $135m, as we continue to focus on reducing our inventory days on hand. For the quarter ending June, we’re expecting comparable store sales to be in the range of negative 6% to negative 10%, which will put revenue in the range of $173m to $183m.

For the June quarter, we expect EPS to be in the range of negative -- excuse me. Included in this plan is $1m of compensation expenses to record the issuance of restricted stock to our new Chief Merchandising Officer, and a $250,000 write off of our prepaid expenses, relating to our old bank agreement. Without the one-time charges, EPS estimates would fall into the range of 7 to 14 cents. So those charges are worth about 3 cents.

Last week, we closed on a new three-year, $110m line of credit with our partners over at Fleet Retail, and some other banks who have joined that syndicate. It’s an asset-based lending arrangement, with an advance rate against inventory. There are no financial covenants other than a fixed-charge coverage. We’ll be paying between 200 and 250 basis points over LIBOR.

Also effective with this quarter, we adopted the recent EITF 2-16, accounting by a customer for certain consideration received from a vendor. There is no change to our results of operations for this quarter for any prior carrier. The guidance provided in that release mirrors very closely how we have historically accounted for those allowances.

It is possible, going forward, with the guidance in that release that some allowances that, in the past, we have classified as cooperative advertising, could be reclassified as rebates. And while that has no effect on operating income, it could have the effect of moving dollars that we would’ve netted against advertising up into cost of goods sold, which would raise both selling expenses and gross margin. As any of those reclassifications happen in the future, we’ll communicate them to you so that you can try to make comparisons a little easier.

That does it for prepared remarks. We’d like to open up the conference for questions.

Questions and Answers

Operator [1]

Thank you. If you have a question at this time, please press the one key on your touchtone telephone. If your question has been answered, or you wish to remove yourself from the queue, please press the pound key. Again, if you have a question, press the one key.

And our first question is from William Armstrong, of C.L. King & Associates.

William Armstrong, C.L. King & Associates — Analyst [2]

Hi, good morning. I have a couple of questions. The new advertising strategy that you’re going to implement in May, does that also include a new pricing strategy, in terms of perhaps more promotional pricing to increase foot traffic?

Jeffrey Stone, Tweeter Home Entertainment Group, Inc. — President & CEO [3]

No, this is Jeff. The reality is that we’ve been selling products at whatever the market bears. We just haven’t been advertising prices that we’re selling them for, because of our, well just because of our prior strategy of, “not having sales.”

The reality is if we had a $1,999 TV set and it was being sold in the market for $1,750, we were selling it at $1,750. So, if customers happen to come into the store, we’d sell the TV for $1,750, but we weren’t telling them through our marketing that we were selling that television set for $1,750, like everybody else was.

So, we’re going to obviously appear to be promotional. How much, to what extent that hits our margin we’re obviously going to monitor and pay attention to. It wouldn’t be as dramatic as if we were selling for full price, and going from a full-price house to a discounted structure. Because we’re already selling the products at this, where we have been, because of our everyday competitive strategy.

I don’t know if that answers your question or not.

William Armstrong, C.L. King & Associates — Analyst [4]

Well, wouldn’t you be emphasizing price more in the advertisements then, maybe another way of-[crosstalk]?

Jeffrey Stone, Tweeter Home Entertainment Group, Inc. — President & CEO [5]

Absolutely. We will be telling customers that we sell stuff at the same prices that everybody else says, and hopefully doing it in print in a way that maybe for some reason hasn’t been successful on the radio.

William Armstrong, C.L. King & Associates — Analyst [6]

OK.     And is this going to be in effect in all your markets? Or, just certain ones.

Jeffrey Stone, Tweeter Home Entertainment Group, Inc. — President & CEO [7]

We’re going to do it in all the markets.

William Armstrong, C.L. King & Associates — Analyst [8]

All markets, OK. And then, a question for Joe; you mentioned product margins were up in the second quarter. Is that just due to the increase in Home Installation labor? Or, were there some other improvements in-[crosstalk]?

Joseph McGuire, Tweeter Home Entertainment Group, Inc. — SVP & CFO [9]

When I talk about product margin that is not counting labor. That is pure product margins. What is primarily driving that is the increase in margin in the video category, as more and more sales shift. You know, you heard Jeff talk about the change in mix out of tube and into flat panel. That is actually driving the gross margin of that category up.

William Armstrong, C.L. King & Associates — Analyst [10]

OK, so, and that’s, then, more than offsetting the fact that, that category is taking a bigger share, vs. audio and other high margin categories?

Joseph McGuire, Tweeter Home Entertainment Group, Inc. — SVP & CFO [11]

Well, for the moment it is, because of the way that that mix is working. Because, intuitively you would say to yourself that as video grows as a percentage of sales, that that should have a negative impact to gross margin.

We would tell you that in the grand scheme of how things will lay out going forward, that will still hold true. What’s happening in the short time, because you’re having a reasonably dramatic shift out of tube and into flat panel, that what you said is true, that the increase of video, with its increasing gross margin it’s essentially having little to no impact on our overall margin with that change in mix. But, over time that won’t be true.

William Armstrong, C.L. King & Associates — Analyst [12]

OK, and then, just on the accounting of the $1m restricted stock, that’s a non-cash charge?

Joseph McGuire, Tweeter Home Entertainment Group, Inc. — SVP & CFO [13]

Correct. It’s just a debit-to-compensation expense and a credit to some new account I’ll open up in equity.

William Armstrong, C.L. King & Associates — Analyst [14]

OK.     And then, what was the nature of the prepaid expenses that you’re writing off?

Joseph McGuire, Tweeter Home Entertainment Group, Inc. — SVP & CFO [15]

Oh, those are the bank fees from our existing bank. You know, we did the bank facility?

William Armstrong, C.L. King & Associates — Analyst [16]

Right.

Jeffrey Stone, Tweeter Home Entertainment Group, Inc. — President & CEO [17]

So, fees, you know when you go do a bank facility and if you pay the bank a fee, and then you have legal fees to do the facility, those get capitalized as part of the facility and then amortized over the length of that agreement. Those fees typically would’ve been amortized over the next couple of quarters. But, because we redid the facility early, we’ve written off the fees that were associated with the old facility. Then you capitalize the fees with the new facility.

So, the amortization expense just kind of continues to go on, but relative to the timing of the expenses that were attached to each of the relative agreements. There was $275,000 sitting in prepaid expenses that we, if we hadn’t done the new agreement, would’ve continued to amortize. And now we’ll just write them off because that agreement that they are attached to is over. And that’s also non-cash. Obviously, those fees were paid 2 1/2 years ago, when we did that agreement.

William Armstrong, C.L. King & Associates — Analyst [18]

OK, thanks.

Operator [19]

Thank you, and our next question is from Jeff Sonnek, of Piper Jaffray.

Jeffrey Sonnek, US Bancorp Piper Jaffray — Analyst [20]

Hi guys, can you just talk about traffic, vs. average ticket? Do you mean [inaudible] numbers you didn’t give us?

Jeffrey Stone, Tweeter Home Entertainment Group, Inc. — President & CEO [21]

Traffic is down. Average ticket on lots of items are, well, the flat panel business, the tube businesses, we’ve got both the ASPs coming down in those. And projection is relatively stable. Right there is 38% of our business.

You know, speaker average ticket, which is about 12% or 13% of our business is relatively flat. ASPs in our receiver business, which is another larger category, are down a little bit. And, there’s not much exciting going on with ASPs in any other category.

Jeffrey Sonnek, US Bancorp Piper Jaffray — Analyst [22]

So, the bulk of negative 12 comp was traffic driven?

Jeffrey Stone, Tweeter Home Entertainment Group, Inc. — President & CEO [23]

: Absolutely.

Jeffrey Sonnek, US Bancorp Piper Jaffray — Analyst [24]

Thank you.

Operator [25]

Thank you, and ladies and gentlemen once again if you do have a question, please press the one key. Our next question is from [Stacie Woodlets] from S G Cowan.

Stacie Woodlets, SG Cowan — Analyst [26]

Hi, thanks. Can you guys just comment on ASPs for the next few quarters, where you see them going, and where you think they need to go in order to get the customer back in the store, and back interested. Thanks.

Jeffrey Stone, Tweeter Home Entertainment Group, Inc. — President & CEO [27]

Well where they have to go, I mean I think right now, once we have a $3,000 plasma on our floor, our LCD product prices are already as low as they need to be. We’ve made a couple of additions to our projection TV line up to have some more. Instead of starting at $1,600 or $1,700 for a 50" or $1,300 which is still a premium over the $1,000 that everybody else starts at, but it’s a better entry point for us.

I think the price points that we have, or that we’ll have on the floor by the end of April, are the right price points. I wouldn’t want to see them go down any more than they are already. They will, the flat panel business will go down another 10% by the time we get to the holiday season, maybe 15%, but we’re seeing some stability there right now, as I commented a couple of minutes ago when we report in June our ASP in that category it will go down, it will go down mostly because we’re going to add a couple of new lower price points to work on or maintain the market share, because we know that there’s business out there that we’re not getting, because we don’t have a $3,000 plasma.

Stacie Woodlets, SG Cowan — Analyst [28]

Thanks.

Operator [29]

Thank you. Our next question is from Matthew Fasler (ph.)of Goldman Sachs.

Matthew Fasler, Goldman Sachs — Analyst [30]

Thanks a lot, good morning. A couple of questions. First of all, on the plasma side, how does the gross margin look on the $3,000 unit that you’re introducing? I guess you just said the category had been additive to gross margin rate. How would that change with the $3,000 item?

Joseph McGuire, Tweeter Home Entertainment Group, Inc. — SVP & CFO [31]

Obviously on that particular SKU, Matt, the margin will be something like 30% less than the overall average, so it’s going to be on that one SKU it will be a hit, but the idea for that SKU is to drive traffic, not margin. Our opinion is that by carrying this SKU, how we’re attacking that is that some customers will come in, obviously, to buy that particular SKU, because there will be promotional around it. Some customers will step up beyond that SKU, because there are obviously features and benefits that don’t exist in that SKU, that exist in some of the SKUs that step above it. We’ve also modeled that there’s a certain percentage, although we think they’re about 10%, that maybe perhaps would have bought a step up SKU that will now buy the lower SKU. So we think it will hit margin in that category a little bit, but if it helps us to solve our traffic problem, we think that’s the right trade to make.

Jeffrey Stone, Tweeter Home Entertainment Group, Inc. — President & CEO [32]

The second part of that is that we do a much better job attaching audio to more moderately priced TV products. It’s difficult for us to sell lots of audio to a $10,000 to $15,000 plasma customer, but to a $2,000 to 3,000 TV customer statistically we do a much better job of selling them audio and other add-ons, because we’re not taking such a huge bite out of their opening buy.

Matthew Fasler, Goldman Sachs — Analyst [33]

Got you. Second question is related to the home install business. The percent of your sales derived from home install rose nicely. I would imagine that was related to the flat panel business. What are you seeing happen with attachment rates of the home install service with flat panel? Is that a growing number, or a falling number, particularly as the product gets better known in the marketplace and ASPs begin to fall?

Jeffrey Stone, Tweeter Home Entertainment Group, Inc. — President & CEO [34]

We’ve got labor attached to about 70% of our plasma television sets, not so much on the LCD products. They’re all under 20 inch and most of them are the size where they’re tabletop as opposed to wall mounted, so about 70% have labor attached to the plasma, and as LCD size grows we should be able to attach labor to that as well. We still have a lot of labor attached to just regular television sets.

It is the product, but it’s also it’s a service; we’re trying to get into anybody’s home, not just a plasma customer. We’re trying to get into a projection television customer’s home and hook up surround sound and put different speaker applications on their deck and in their dining room.

Joseph McGuire, Tweeter Home Entertainment Group, Inc. — SVP & CFO [35]

Matt, I would comment to you that our limitation relative to labor isn’t demand. Our limitation relative to labor is our ability to supply it.

Matthew Fasler, Goldman Sachs — Analyst [36]

Got you. But that 70% on plasma is higher than it would be on other TVs, and it has stayed constant more or less?

Joseph McGuire, Tweeter Home Entertainment Group, Inc. — SVP & CFO [37]

Absolutely.

Matthew Fasler, Goldman Sachs — Analyst [38]

Got you. And final question, and if I missed this at the outset of the call, I apologize. Obviously you’re looking for the rate of comp store sales to change to improve, you’re looking for a smaller decline and the comparison in June is slightly tougher than the comparison that you had in March. So I guess what led you to forecast business at that rate for the third quarter?

Joseph McGuire, Tweeter Home Entertainment Group, Inc. — SVP & CFO [39]

Well some of that has the mix of the June quarter, Matt, because the worst month for us in the June quarter last year actually was the month of June, which is the most important month. So when you look at it, our comparisons are tougher in April and May and actually easier in the month of June, which is really the most important month. We’ve done some tests of this new marketing, and the results that we have from our tests have us reasonably encouraged.

So that’s also part of what drives the estimates that we gave for the quarter are probably wider than I’ve done in the past. But what drives the fact that those estimates are a little wider is that the trend hasn’t been good, but the test that we’ve done for the new marketing strategy have been positive, so that’s driving that bit of a range, and what drives the range of the EPS guidance relative to that, is that we’re kind of at that place in our model where modest changes in the comps can make significant changes relative to the operating income.

Matthew Fasler, Goldman Sachs — Analyst [40]

It sounds like it would imply, I guess some improvement from the current run rate, given what you said about comparisons and where you are in kicking off the marketing plans. But the confidence is driven by the marketing test.

Joseph McGuire, Tweeter Home Entertainment Group, Inc. — SVP & CFO [41]

Very accurate, yes.

Matthew Fasler, Goldman Sachs — Analyst [42]

Very good, thank you.

Operator [43]

Thank you, our next question is from Justin Moore of Lord Abbott.

Justin Moore, Lord Abbott — Analyst [44]

Hey guys. Joe, could you give us just quick, the percentage of business like you have a little bit here, by category, just the big picture stuff? I just want to get a sense, like you talked about in TVs, how much is just a shift from one technology to another, versus the overall sluggishness of a particular category.

Joseph McGuire, Tweeter Home Entertainment Group, Inc. — SVP & CFO [45]

Which piece are you looking for, just like video, audio, car and other?

Justin Moore, Lord Abbott — Analyst [46]

Yeah, exactly.

Joseph McGuire, Tweeter Home Entertainment Group, Inc. — SVP & CFO [47]

OK, video is like 52, audio is about 30, car is like 12, subtract that from 100, and that gets you ‘other’.

Justin Moore, Lord Abbott — Analyst [48]

And how does that compare to last year?

Joseph McGuire, Tweeter Home Entertainment Group, Inc. — SVP & CFO [49]

Video is up, audio is down a bit, and car and other are stable.

Justin Moore, Lord Abbott — Analyst [50]

OK, and you said within TV, the pickup that you’ve had in flat panel, you’ve given back about half of that because of the shift out of tube, is that right?

Jeffrey Stone, Tweeter Home Entertainment Group, Inc. — President & CEO [51]

We picked up about $11m on flat panel and given back $7.6m in tube.

Justin Moore, Lord Abbott — Analyst [52]

Got it, OK. Great, thank you.

Operator [53]

Thank you. Our next question is from Michael Correlli (ph.) of Barry Bogle (ph.) and Associates.

Michael Correlli, Michael Bogle & Associates — Analyst [54]

Hi, good morning. Could you give us any kind of an idea, when you did these print marketing experiments, traffic was down 10% before, what you might have seen during those weeks when you ran the experiments?

Jeffrey Stone, Tweeter Home Entertainment Group, Inc. — President & CEO [55]

I could tell you exactly; I’m just hesitant to do that, because I don’t want to -

Joseph McGuire, Tweeter Home Entertainment Group, Inc. — SVP & CFO [56]

He doesn’t want me to kick him under the table.

Jeffrey Stone, Tweeter Home Entertainment Group, Inc. — President & CEO [57]

I could tell you exactly what the changes were, I’m just hesitant to do that, because it’s one week in March and one week of April, and I’m not going to go out and try to — I don’t want to raise any expectations until we have - like I said in my comments, we’ll be prepared to talk more specifically about it in the June release when we have like six weeks of real data underneath our belt and we can talk very specifically.

Joseph McGuire, Tweeter Home Entertainment Group, Inc. — SVP & CFO [58]

Let me say in general, Mike, if you had sales trends, the sales trends were consistent in the week before and the week after we ran our tests, and improved during the test. So without going into percentage or numbers, we clearly saw an impact to the trend.

Michael Correlli, Michael Bogle & Associates — Analyst [59]

OK.     Just one other question, are you considering any store closings at this point?

Joseph McGuire, Tweeter Home Entertainment Group, Inc. — SVP & CFO [60]

Not on any big scale, I think I have one store on the bubble with a lease that’s about to expire, that I’ll probably just let close. But outside of that, no.

Michael Correlli, Michael Bogle & Associates — Analyst [61]

When does that lease run out?

Joseph McGuire, Tweeter Home Entertainment Group, Inc. — SVP & CFO [62]

May, I think.

Michael Correlli, Michael Bogle & Associates — Analyst [63]

OK, so it’s possible that you might close that store before year-end?

Joseph McGuire, Tweeter Home Entertainment Group, Inc. — SVP & CFO [64]

It’s possible we’ll close it in May.

Michael Correlli, Michael Bogle & Associates — Analyst [65]

OK, thank you.

Operator [66]

Thank you, our next question is from Kelly Chase of Thomas Weisel Partners.

Kelly Chase, Thomas Weisel Partners — Analyst [67]

Hi gentlemen. You talked a little bit about your expectations for comp trends, but I was wondering, can you talk about really kind of what you’ve seen, what you saw during the period of the war in Iraq, and what you’ve seen since the end, and if there’s been any changes?

Joseph McGuire, Tweeter Home Entertainment Group, Inc. — SVP & CFO [68]

I will tell you that the trend feels a bit better in the last week to 10 days, but there’s just not enough, there just hasn’t been enough time to really do that.

Jeffrey Stone, Tweeter Home Entertainment Group, Inc. — President & CEO [69]

And actually it’s hard to tell if it’s just because we’re delivering more previous sales, the answer is it’s better, but we’re not going to give you any percentages because there’s not enough data yet.

Kelly Chase, Thomas Weisel Partners — Analyst [70]

No problem. Second question. With respect to your new marketing initiatives, using print advertising, and you talked a little bit about pricing. Do you think that you will be, going forward, more reactionary to price decreases, or do you think you might actually be a leader in some pricing initiatives, which would be something new for you.

Jeffrey Stone, Tweeter Home Entertainment Group, Inc. — President & CEO [71]

We’re going to be more aggressive at meeting the market comp. Really what we’ve done with our existing strategy is, we kind of sit there and we wait for the customers to come in and say, “Oh yeah, I was shopping and I saw it priced at so-and-so”, and we go “Yeah, we know, we have it priced that way too.” So we sell that product at that price, and we always have.

But the problem today with our strategy is it’s not driving footprint, because we don’t look like we have those values that everybody else has, when in fact, we do. When Sony has a price drop, we have those same price drops; we just don’t have a good vehicle, or haven’t had a good vehicle for telling the customer that. So what happens is that we believe that we have driven, when the economy was great and people were just coming in left and right, it didn’t matter, because we were getting more than our fair share of customers. But in a more value conscious economy, you’ve got to be out there promoting what you do.

We have great full margin, what we call wise buys, that we negotiate with vendors and a print vehicle is a better way to get that message across as well. So that’s really the madness behind the method.

Kelly Chase, Thomas Weisel Partners — Analyst [72]

OK, great. Thank you.

Operator [73]

Thank you. Our next question is from Todd Brooks with [Ken Tuck Capital].

Todd Brooks, Ken Tuck Capital — Analyst [74]

Hi guys, a couple of questions for you. One, on the SG&A side, you talked previously about cost savings that you’re looking to get out. Is there anything in there as far as cost from the new credit deal that would have driven a slightly higher level than what I was looking for? Other costs that may be creeping up insurance or anything, more than you expected, or was it strictly de-leverage on the down -

Joseph McGuire, Tweeter Home Entertainment Group, Inc. — SVP & CFO [75]

Well it’s mostly de-leverage, although you hit the one area where costs are absolutely a little nutty right now, and that’s not unique to Tweeter. A lot of businesses are wrestling with the cost of insurance, as are we. I mean, that is an outsized increase year-over-year, our cost of insurance. But outside of that, it doesn’t show it when you look at the financials, but we actually have taken a lot of sort of ongoing costs out of the business. But with the sales declining the way they have, and plus the additional stores, it doesn’t really look like it.

But it’s part of the reason I was speaking to, I forget who’s question I was answering, but I was discussing the model, and part of what drives the breadth of our range of forecast is that within out model, because we have taken out some of those costs, but as comps actually start to improve, the improvement to the operating income actually happens at an outsized pace for exactly that reason.

Todd Brooks, Ken Tuck Capital — Analyst [76]

OK, and as far as levering the selling expenses, are you thinking a slightly positive comp would do it now?

Joseph McGuire, Tweeter Home Entertainment Group, Inc. — SVP & CFO [77]

Yes.

Todd Brooks, Ken Tuck Capital — Analyst [78]

OK, and then just another question on the comp guidance. As far as what you’re looking for in the down 6 to down 10 guidance, the tests that you did, are you assuming that same type of lift from starting the new program in this comp guidance, are you assuming a percentage of that to build some conservancy in?

Joseph McGuire, Tweeter Home Entertainment Group, Inc. — SVP & CFO [79]

I wouldn’t say that it’s driven to that degree. The fact that that those tests were positive, probably is what drove us to say that the range was going to, you know, could be from a negative 6 to a negative 10, as opposed to something more narrow.

Todd Brooks, Ken Tuck Capital — Analyst [80]

OK, great. And then finally, are you still seeing-you talked a lot in the past couple of quarters about just the wide variability in the business, from even one day to the next. Is that spread relative to what you would expect in a given day to what’s happening? Has that spread closed at all? Are things normalizing at all?

Joseph McGuire, Tweeter Home Entertainment Group, Inc. — SVP & CFO [81]

Yes. The business is not as volatile.

Todd Brooks, Ken Tuck Capital — Analyst [82]

OK, great. Thanks guys.

Jeffrey Stone, Tweeter Home Entertainment Group, Inc. — President & CEO [83]

And that really happened, you know, months ago. That’s not a recent phenomenon. That-[inaudible].

Operator [84]

Thank you, and our next question is from Bob Fech,(ph.) of Lord Abbott.

Bob Fech, Lord Abbott — Analyst [85]

Good morning. How many stores have you opened in the last two years?

Joseph McGuire, Tweeter Home Entertainment Group, Inc. — SVP & CFO [86]

In the last two years? You know what? That’s probably, I don’t actually have that in front of me. I know we’ve opened up 12 so far in the last six months, and I think we opened up, oh gosh. I’ll get confused between that and reload-you know what? If you want to follow up with me after the call, I’ll be glad to answer that directly. But I need a different sheet open in front of me to be able to tell you the right number.

Bob Fech, Lord Abbott — Analyst [87]

OK, or another way to ask it is, even if you want to restrict it to the last 12 months, how are the newer stores performing, relative to your older stores?

Joseph McGuire, Tweeter Home Entertainment Group, Inc. — SVP & CFO [88]

There’s a fairly wide variance. I would say generally speaking, they’re performing up to plan. But the standard deviation off of that is probably pretty wide right now, in terms of the new stores.

Bob Fech, Lord Abbott — Analyst [89]

And is plan relative to historic results of other newer stores?

Joseph McGuire, Tweeter Home Entertainment Group, Inc. — SVP & CFO [90]

No, plan is, as a store opens up at about $4m of revenue, it contributes slightly its first year. It kind of depends on when it opens, in terms of whether it contributes a little bit or it’s flat. We don’t ever plan stores to open and be negative contributors in their whole first 12 months of opening.

We have some that have been. We have some that have greatly exceeded, so if I took the average of the population, I’d say we’re probably performing just slightly below plan. But then we look for them to ramp at about 15% to 20% in terms of revenue in year two and probably greater than that, in terms of their contribution.

Bob Fech, Lord Abbott — Analyst [91]

OK.     It’s early on, but are you finding there are higher costs of handling the plasma TV product? Are there higher warranties? Are there any higher returns, and so forth?

Joseph McGuire, Tweeter Home Entertainment Group, Inc. — SVP & CFO [92]

It is early, and the answer to that so far is no. And in fact, we’re seeing there are two advantages to plasma. One, you require a much reduced cube, compared to both tubes. And particularly, projection. And three, your cost of delivery is a lot less, because if you’re taking a 50-inch big screen, you know, that could be a four-person delivery crew. And a 50-inch plasma can be handled by one person.

So, no, we aren’t seeing any-and again, it’s new. We are not seeing high return rates, on the plasma.

Bob Fech, Lord Abbott — Analyst [93]

OK.     And that delivery cost, I imagine, is the same, to the consumer?

Joseph McGuire, Tweeter Home Entertainment Group, Inc. — SVP & CFO [94]

Yes.

Jeffrey Stone, Tweeter Home Entertainment Group, Inc. — President & CEO [95]

Unless it’s installed. And then, it’s a lot more.

Joseph McGuire, Tweeter Home Entertainment Group, Inc. — SVP & CFO [96]

Right.

Bob Fech, Lord Abbott — Analyst [97]

Right. And, of the product that you’re selling, you were talking about your labor catch rates on plasma. Is labor-is it-overall, is it moving up, or moving down, from an historic level?

Jeffrey Stone, Tweeter Home Entertainment Group, Inc. — President & CEO [98]

[Total response inaudible].

Operator [99]

Thank you, and ladies and gentlemen, once again if you do have a question, please press the one key.

Your next question is from William Armstrong, C.L. King & Associates.

William Armstrong, C.L. King & Associates — Analyst [100]

Hi, just a couple follow-ups. How are Sound Advice’s sales trends relative to the rest of the chain, given that they have a more promotional pricing strategy?

Jeffrey Stone, Tweeter Home Entertainment Group, Inc. — President & CEO [101]

Sound Advice has been, if you take a look at the other regions, they have been on the-they’re in the low end of the rest of the regions are doing.

William Armstrong, C.L. King & Associates — Analyst [102]

Sound Advice is on the low end of the rest of the regions?

[Crosstalk].

Joseph McGuire, Tweeter Home Entertainment Group, Inc. — SVP & CFO [103]

[Crosstalk] though, that’s true since the first of the year. It wasn’t true prior to that.

William Armstrong, C.L. King & Associates — Analyst [104]

Do you think that’s due to, you know, particular factors of the geography? Or, does it have something to do with the pricing strategy?

Jeffrey Stone, Tweeter Home Entertainment Group, Inc. — President & CEO [105]

I don’t think it has anything to do with the pricing. I think it has to do with-you know, that they did the worst, right after 9/11. So, they seem to be impacted more dramatically by financial market stuff.

Those stores there are in very affluent markets, where the rest of the chain has some stores in very affluent markets and some store in not so affluent markets. The predominance of the Sound Advice stores are in very affluent markets.

You wonder how much of it is impacted by-tourism down there is off substantially, and that feeds the general economy. So, we don’t have any real-we’re obviously looking at that, but don’t have any really good answers as to why. In April, they’re doing actually a lot better. So, we’ll see what that looks like, and for the quarter.

William Armstrong, C.L. King & Associates — Analyst [106]

OK.     G&A expenses were down sequentially. Is there any seasonality to that? Or, are you taking some costs out of there?

Joseph McGuire, Tweeter Home Entertainment Group, Inc. — SVP & CFO [107]

There’s a little bit of seasonality to that, Bill, but no. We’re taking costs out.

William Armstrong, C.L. King & Associates — Analyst [108]

OK, and then you mentioned in your press release, you sort of pointed out that accounts receivable are down. That’s more vendor receivables, right? As opposed to customer receivables?

Joseph McGuire, Tweeter Home Entertainment Group, Inc. — SVP & CFO [109]

Yes, like 87% or 88% of our receivables is due from vendors. Really, what that is, is a very deliberate attempt on our part to change the mechanics and the nature of deals with our vendors, so that that number gets driven down.

You know, that’s part of our whole push in terms of our cash conversion cycle.

William Armstrong, C.L. King & Associates — Analyst [110]

OK.     Do you have an ability to control that to a certain extent?

Joseph McGuire, Tweeter Home Entertainment Group, Inc. — SVP & CFO [111]

Well, over time yes. And that’s what you’ve seen here. In other words, it’s been very common in the past, if we had to deal with a vendor where, let’s say, the rebate deal is going to be a 3% of purchases. You might accrue that and get paid that quarterly. Well right away, you’ve just added, you know, you probably added a hunk of days to your receivables under that structure.

And what we’ve been doing over the last 18 to 24 months is as deals have come up for renewal, we’re trying to get that instead of an accrual and paid subsequent to the quarter, is to be able to take that money off of invoice.

And it varies tremendously, vendor by vendor. Some vendors we’ve been successful with doing that, and some vendors there’s a negotiation where some comes off and some continues to be accrue. You know, we just continue to work our way through that.

But all of that is really an attack on our full supply chain, to try to make it more efficient.

William Armstrong, C.L. King & Associates — Analyst [112]

OK.     And then, with the supply chain, you’ve got a lot of distribution centers, many of which were sort of inherited through acquisition. Any thoughts on consolidation of any-[crosstalk]?

Joseph McGuire, Tweeter Home Entertainment Group, Inc. — SVP & CFO [113]

No. We just went through a fairly exhaustive analysis of that. And even though we’ve inherited, some we have actually-we’ve actually built, and moved and/or relocated over half of our distribution centers over the course of the last four years. We’re actually pretty well located, certainly for what we do now, and to support-you know, if we can get back to a place where we’re growing our store count again, we’re actually fairly well located to be able to service all of the markets we plan to enter.

William Armstrong, C.L. King & Associates — Analyst [114]

OK.     Just one reiteration, Jeff, I think in your opening comments, you said you’re going to open no more stores this year, or for fiscal 2004 as well?

Jeffrey Stone, Tweeter Home Entertainment Group, Inc. — President & CEO [115]

Right now, we may end up opening up, one, two or three next year. But right now, in our plans, we have nothing in the pipe for this year. And, we’ll see what happens next year.

Joseph McGuire, Tweeter Home Entertainment Group, Inc. — SVP & CFO [116]

Yeah, what could drive stores for next year, Bill, is we actually have two leases signed, and we’re working with the people that we’ve signed them to try to push them to the subsequent year. Depending on how those conversations go, we may or may not be able to do that.

Jeffrey Stone, Tweeter Home Entertainment Group, Inc. — President & CEO [117]

And, one of them happens to be in a market where we’ve opened up stores that are doing very, very well. And that will help to leverage our marketing spends and other stuff and just may be a good business move.

But we don’t have-typically, if this is last year, we’d be saying we’ve already got 12 signed for the following year. And as we commented in December, we’re focusing on profitability and debt elimination.

William Armstrong, C.L. King & Associates — Analyst [118]

Great. Thanks.

Operator [119]

Thank you, and gentlemen, I am showing no further questions

Joseph McGuire, Tweeter Home Entertainment Group, Inc. — SVP & CFO [120]

OK folks, thanks very much for participating. Have a good day.

Operator [121]

Ladies and gentlemen, this concludes today’s conference. Thank you for your participation, and you may disconnect at this time. Have a nice day.

Joseph McGuire, Tweeter Home Entertainment Group, Inc. — SVP & CFO [122]

Thanks, Cara.

Operator [123]

Thank you.

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